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                                                                     EXHIBIT (i)

November 21, 2002




Board of Trustees
Nicholas-Applegate Institutional Funds
600 West Broadway, 30th Floor
San Diego, CA  92101


     RE:  Nicholas-Applegate Institutional Funds (the "Trust")
         (File Nos. 811-07384 and 333-71469)
          Post-Effective Amendment No. 12 and Amendment No. 30 to the Registration Statement on Form N-1A

Ladies and Gentlemen,

     I have acted as Fund counsel to Nicholas-Applegate Institutional Funds, a Delaware business trust (the "Trust"), in connection with the filing of Post-Effective Amendment No. 12 and Amendment No. 30 to the Registration Statement of the Trust (the "Amendment").

     I have examined the Amendment as furnished to me by the Trust and such other documents and records as I have deemed necessary for the purposes of this opinion. Based upon this examination, I am of the opinion and hereby represent in accordance with Rule 485(a)(1), that the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to Rule 485(a).

     I hereby consent to the filing of this opinion of counsel as an exhibit to the Trust's Registration Statement.

                                      Very truly yours,

                                           /s/

                                      Charles H. Field, Jr.
                                      Deputy General Counsel
                                      Nicholas-Applegate Capital Management, LLC